Exhibit 11




SEARS, ROEBUCK AND CO.
AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
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

                                                        Year Ended December 31

(millions, except per common share data)            1994        1993        1992

EARNINGS (LOSS)
     Income (loss) from continuing operations       $  1,244    $  2,420    $ (2,311)
     Discontinued operations                              15         165         252
     Extraordinary gain (loss)                           195        (211)         -
     Cumulative effect of accounting changes              -          -       (1,873)


     Net income (loss)                                 1,454       2,374      (3,932)

     Preferred share dividends                           (29)        (29)        (29)

     Net income (loss) applicable to common shares  $  1,425    $  2,345    $ (3,961)

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES (1)
     Primary                                           388.9       382.9       369.6
     Fully dilutive effect of stock options -
      after application of treasury stock method (2)      -           -           -
     Maximum number of common and common
       equivalent shares outstanding                   388.9       382.9       369.6

EARNINGS (LOSS) PER COMMON SHARE (1)
    PRIMARY
     Income (loss) from continuing operations       $   3.12    $   6.25    $  (6.33)
     Discontinued operations                            0.04        0.43        0.68
     Extraordinary gain (loss)                          0.50       (0.55)         -
     Cumulative effect of accounting changes              -          -         (5.07)

     Net income (loss)                              $   3.66    $   6.13    $ (10.72)

    FULLY DILUTED (3)
     Income (loss) from continuing operations       $   3.12    $   6.25    $  (6.33)
     Discontinued operations                            0.04        0.43        0.68
     Extraordinary gain (loss)                          0.50       (0.55)         -
     Cumulative effect of accounting changes              -          -        (5.07)

     Net income (loss)                              $   3.66    $   6.13    $ (10.72)

(1) Series A Mandatorily Exchangeable Preferred Shares are considered common shares for purposes of computing weighted average number of common shares.

(2) The maximum dilution of earnings per common share assumes the exercise of all outstanding stock options. The treasury stock method has been applied based upon the higher of the closing price at fiscal year end or the average price of the common shares during the respective years. In 1992, stock options were anti-dilutive.

(3) Fully diluted earnings per common share are not disclosed in the Company's financial statements in accordance with APB Opinion No. 15 since the maximum dilutive effect is less than 3%.

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